UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2009

SunPower Corporation

(Exact name of registrant as specified in its charter)

001-34166

(Commission

File No.)

Delaware	94-3008969
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

3939 North First Street, San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement

On April 28, 2009, SunPower Corporation (“SunPower” or the “Company”) entered into an underwriting agreement (the “Debenture Underwriting Agreement”) with Deutsche Bank Securities Inc. (“Deutsche Bank”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), as representatives of the several underwriters listed on Schedule A thereto (collectively, the “Debenture Underwriters”), providing for the offer and sale by the Company of $200.0 million principal amount of 4.75% Senior Convertible Debentures due 2014 (the “Debentures”), with an option in favor of the Debenture Underwriters for the purchase of up to an additional $30 million principal amount of Debentures in certain circumstances, which was exercised on April 29, 2009. The Debenture Underwriting Agreement was filed with the SEC on April 29, 2009 as Exhibit 1.1 to the Company’s Current Report on Form 8-K.

Concurrently with entering into the Debenture Underwriting Agreement, the Company entered into certain convertible debenture hedge transactions with respect to the Company’s class A common stock (the “purchased options”), with affiliates of certain of the Debenture Underwriters referred to above. The purchased options cover, subject to antidilution adjustments substantially identical to those in the

Debentures, up to 8,712,124 shares of the Company’s class A common stock. The purchased options are intended to reduce the potential dilution upon conversion of the Debentures in the event that the market price per share of the Company’s class A common stock, as measured under the Debentures, at the time of exercise is greater than the conversion price of the Debentures. The purchased options will be settled on a net share basis. Each convertible debenture hedge transaction is a separate transaction, entered into by the Company with each option counterparty, and is not part of the terms of the Debentures. The Company paid aggregate consideration of $97.3 million for the purchased options.

Separately and concurrently with entering into the Debenture Underwriting Agreement, on April 28, 2009 the Company also entered into certain warrant transactions whereby the Company agreed to sell to affiliates of certain of the Debenture Underwriters warrants (the “Warrants”) to acquire, subject to anti-dilution adjustments, up to 8,712,124 shares of the Company’s class A common stock. The Warrants will expire in 2014. If the market price per share of the Company’s class A common stock, as measured under the Warrants, exceeds the strike price of the Warrants, the Warrants will have a dilutive effect on the Company’s earnings per share. Each warrant transaction is a separate transaction, entered into by the Company with each option counterparty, and is not part of the terms of the Debentures. Holders of the Debentures will not have any rights with respect to the Warrants.

The foregoing descriptions of the material terms of the purchased options and Warrants are qualified in their entirety by reference to the convertible debenture hedge transaction confirmations and the warrant transaction confirmations, which are attached hereto as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4, Exhibit 10.5 and Exhibit 10.6, each of which is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information contained in the third paragraph of Item 1.01 above is incorporated herein by reference.

The Warrants were sold for aggregate cash consideration of approximately $71 million. The exercise price of the Warrants is $38.50 per share of the Company’s class A common stock, subject to adjustment for customary anti-dilution and other events. The Company believes that the issuance and sale of the Warrants was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereunder.

Item 8.01.	Other Events

This Current Report on Form 8-K is being filed to incorporate by reference exhibits into the Registration Statement in connection with the Company’s issuance of the Debentures pursuant to the Debenture Underwriting Agreement.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Convertible Debenture Hedge Transaction Confirmation

10.2	Convertible Debenture Hedge Transaction Confirmation

10.3	Convertible Debenture Hedge Transaction Confirmation

10.4	Warrant Transaction Confirmation

10.5	Warrant Transaction Confirmation

10.6	Warrant Transaction Confirmation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: April 30, 2009	By:	/s/ DENNIS V. ARRIOLA
	Name:	Dennis V. Arriola
	Title:	Senior Vice President and Chief Financial Officer

Exhibit No.	Description
10.1	Convertible Debenture Hedge Transaction Confirmation

10.2	Convertible Debenture Hedge Transaction Confirmation

10.3	Convertible Debenture Hedge Transaction Confirmation

10.4	Warrant Transaction Confirmation

10.5	Warrant Transaction Confirmation

10.6	Warrant Transaction Confirmation